EXHIBIT 3
                              EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is made as of September 14, 2001 by and between BE Aerospace, Inc., a Delaware corporation (the "Company"), and Thomas P. McCaffrey (the "Executive").

                                    RECITALS

          WHEREAS, Executive and the Company entered into that certain Employment Agreement dated as of May 29, 1998 and thereafter amended said Agreement by two amendments (said Employment Agreement and amendments hereinafter collectively the "Employment Agreement"); and

          WHEREAS, Executive having provided services to the Company since May 1, 1993 agrees to provide services for an additional period as provided herein and the Company wishes to procure such services; and

          WHEREAS, Executive and the Company wish to further amend and restate the Employment Agreement in its entirety;

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.        Reference to Employment  Agreement.   The  Employment  Agreement is
hereby restated, superseded and replaced in its entirety by this Agreement.

2. Term. Executive shall provide to the Company services hereunder during the term of this Agreement which, unless otherwise terminated pursuant to the provisions of Article 5 hereof, shall be the period ending three (3) years from any date as of which the term is being determined (the "Employment Term"). The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the "Expiration Date."

3. Position and Duties. The Executive shall serve the Company in the capacity of Corporate Senior Vice President of Administration and Chief Financial Officer, or in such other position as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company shall determine. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

4.       Compensation.

         (a) Salary. Effective as of March 1, 2001, the Executive shall receive an annual salary (the "Salary") payable at the rate of $345,000 per annum. Such rate shall be subject to adjustment from time to time by the Board of Directors as hereinafter provided; provided, however, that it shall at no time be adjusted


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below the Salary for the preceding year.  Commencing  March 1, 2002, and of each year thereafter during the Employment Period, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised - Urban Wage Earners and Clerical Workers - National - All Items (1982-84=100) (the "Index") for the twelve month period (March through February) immediately preceding such March 1. If the Index is no longer issued, the Board of Directors and Executive shall agree upon a substitute adjustment index issued by such agency which most reasonable reflects the criteria utilized in the most recent issue of the Index. Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company's current payroll practices, less all required deductions.

                   (b) Incentive Bonus. During the Employment Period, the Executive may receive an incentive bonus (the "Bonus") for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Board of Directors of the Company at the end of the applicable fiscal year.

                   (c) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company policy.

                   (d) Benefits. Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, other than retirement plans, as may be from time to time in effect for the executives of the Company generally. In accordance with the Company policy, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment period as well as all paid holidays given by the Company to its employees. In addition, Executive and/or his spouse, should she survive him, for a period of up to five (5) years commencing on the Expiration Date, shall be entitled to participate in all medical, dental, and health benefit plans available to the Company's executive officers on similar terms and conditions as any actively employed executive. The preceding sentence shall survive the termination or expiration of this Agreement for any reason.

                   (e) Automobile. During the Employment Period, the Executive shall be furnished with an automobile either owned or leased by the Company or an automobile allowance of $900 per month, at the discretion of the Company.

                   (f) Stock Option Grants. Through the Employment Period the Executive shall be entitled to participate in any applicable option grant program of the Company.

5.       Termination and Compensation Thereon.

                   (a) Termination Date. The term "Termination Date" shall mean the date on which the Executive's employment with the Company is terminated for any reason.

                   (b) Death. The Executive's employment hereunder shall terminate upon his death. In such event, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (i) the Retirement Compensation as provided in Section 5(g) below, and (ii)a lump sum payment amount equal to the Salary that would have been due to the Executive had this Agreement been in effect from the date of his death until the Expiration Date.

                   (c) Incapacity. If in the reasonable judgment of the Board of Directors of the Company, as a result of the Executive's incapacity due to physical or mental illness or otherwise, the Executive shall for at least six (6) consecutive months during the term of this Agreement have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate the Executive's employment as provided in this Section 5(c). If the Company desires to so terminate the Executive, the Company shall:

                   (i)  give  prompt   notice  to  the  Executive  of  any  such
termination;

                   (ii) until the Expiration Date, (a) pay to Executive or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to Executive's estate, the highest annual Salary paid to the Executive prior to the Termination Date, (b) continue to provide Executive with the medical, dental, disability and life insurance coverage, in the same amounts and upon the same terms and conditions provided pursuant to Section 4(d) hereof immediately prior to the Termination Date, and (c) continue to provide the Executive with the automobile allowance provided pursuant to Section 4(e) hereof immediately prior to the Termination Date; and

                   (iii) pay to Executive or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person has been designated, to the Executive's estate the Retirement Compensation as provided in Section 5(g) below.

                   (d) Termination by the Company. The Company may terminate the
          Executive's employment hereunder for "cause". For purposes of this Agreement, "cause" shall mean (i) the Executive's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder, other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof; or
          (ii) a felony conviction or a conviction for any crime involving the Executive's personal dishonesty or moral turpitude. If the Executive's employment is terminated pursuant to this Section 5(d), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

          (e)      Change of Control.

                   (i) If a "Change of Control" of the Company occurs, the Company will be obligated as provided in Section 5 of this Agreement. The Company's obligations under Section 5 of this Agreement are the same whether the Executive's employment with the Company is terminated or continues following a Change of Control. For purposes of determining the Company's obligations under this Section 5, the date on which a Change in Control occurs hereafter is referred to as the "Change of Control Date." If a "Change of Control" occurs during the Employment Term, the Company or its successors in interest shall:

                   (a) Within five (5) business days after the Change of Control Date, pay to the Executive, (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, the Executive's estate) a lump sum payment equal to the sum of: (1) the Salary that would have been payable from the Change of Control Date through the Expiration Date, (2) the unpaid amount of any bonuses declared to be payable to the Executive for any fiscal periods of the Company ending prior to the Change of Control Date, (3) two (2) times the Salary, determined at the highest rate that was in effect at any time from the 180 day period preceding the Change of Control until the Termination Date (the "Highest Salary"), (4) an amount equal to the aggregate amount of Salary, determined based upon the Highest Salary, that would have been payable for the period from the Change of Control Date through the Expiration Date, and (5) by the amount equal to (x) one-half of the Executive's Highest Salary multiplied (y) by the number of months from May 1, 1993 to the Change of Control Date divided by twelve (12), which lump sum shall not be prorated and shall be paid in addition to the Severance Pay payable pursuant to Section 5(f), hereof.

                   (b) during the balance of the Employment Term and thereafter until the Expiration Date, provide Executive with continued life insurance and disability and medical and dental insurance coverage in the same amounts and upon the same terms and conditions as in effect on his Termination Date, or if greater, as those provided immediately prior to the Change of Control, and (d) continue to provide Executive with the automobile allowance provided pursuant to Section 4(e) hereof as of the Termination Date, or if greater, as provided immediately prior to the Change in Control;

                   (c) provide that any stock options granted Executive that would not vest on or prior to the effective date of the Change of Control shall be exercisable immediately upon the execution of any agreement that would constitute a Change in Control (regardless of whether such agreement is consummated), and such stock options shall continue to be exercisable until the later of their expiration date or the date on which shares of the Company are no longer traded as such; and

                   (d) pay Executive the amount of any Gross-Up Payment payable by the Company to the Executive under Section 5(h) hereof.

                 (ii) For purposes of this provision, "Change of Control" means:

                   (a) the entering into of any agreement relating to a transaction or series of related transactions involving the ownership of the Company that requires a shareholder vote for the consummation of such transaction;

                   (b)  Individuals  who,  as of March 1, 2001  (the  "Effective
          Date")   constitute  the  Board  of  Directors  of  the  Company  (the
          "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

                   (c) the acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 25% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its subsidiaries, (2) any person, entity or "group" that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its subsidiaries; or

                   (d) The sale or other disposition by the Company of 25% or more of the value of its assets to any person or entity that is not controlled by the Company.

                   (iii) The obligations of the Company pursuant to this Section 5(e) shall survive any termination of this Agreement or the Executive's employment or any resignation of such employment by the Executive pursuant to this Section 5(e).

                   (f) Severance Pay. If the Executive's employment hereunder is terminated for any reason, other than the Executive's death pursuant to Section 5(b) hereof, or the Executive's incapacity pursuant to
          Section 5(c) hereof, then within five (5) business days after the Executive's Termination Date, the Company shall pay to the Executive (or in the event of the Executive's subsequent death, such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to Executive's estate) a lump sum amount equal to the Executive's annual Salary in effect as of the Termination Date, which lump sum shall not be pro-rated. The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive's employment as aforesaid, and shall be in addition to any amounts payable to the Executive pursuant to Section 5(e) hereof in the event of a Change of Control of the Company.

          (g) Retirement.

                   (i) If the employment of the Executive is terminated for any reason except cause as defined in Section 5(d) above, the Company shall pay to the Executive (or in the event of the Executive's death after such termination, to such person as the Executive has designated in a notice filed with the Company, or if no such person shall have been designated, to his estate), a lump sum amount equal to the amount by which (x) the product of (a) one-half multiplied by the Executive's average annual salary for the three year period preceding the Termination Date times (b) the number of years (including any partial year) since May 1, 1993 (the "Retirement Compensation") exceeds (y) the sum of (a) any amounts previously distributed to the Executive pursuant to
Section 5(g)(ii), and (b) any amounts previously distributed pursuant to Sections 5(g)(iii) and 5(g)(iv). The lump sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method. The payment will be made to the Executive within five business days of the Termination Date.

                   (ii) Within five business days after the date on which the BE Aerospace, Inc. Executive Compensation Trust II dated April 21, 1999, as amended is terminated (the "Distribution Date"), the Company will distribute in a lump sum the amount of Retirement Compensation that would have been payable to the Executive under Section 5(g)(i) as of the Distribution Date.

                   (iii) Within ninety days of the Distribution Date, the Company shall establish a trust for the duration of the Employment Term, and, commencing on the Distribution Date and on a quarterly basis, thereafter, each a "Contribution Date" the Company shall contribute to the trust (the "Retirement Trust") for the benefit of the Executive an amount equal to (a) the Retirement Compensation that would be payable to the Executive under Section 5(g)(ii) if the Contribution Date was his Termination Date minus (b) the assets in the Retirement Trust as of the Contribution Date. The Retirement Trust to which the Company shall make these contributions shall be irrevocable. The Retirement Trust shall provide that the Executive may withdraw from the Retirement Trust, within the 30 day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(g)(iii) an amount up to but not to exceed the amount of that contribution. If and to the extent that the Executive fails to exercise this withdrawal right within the 30 day period, such withdrawal right shall lapse. The Retirement Trust also shall contain such other provisions as the Company and the Executive reasonable agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with the Executive as the grantor. The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5g(iii), shall be payable to the Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company's creditors.

                   (iv) As of the last day of each calendar quarter ending on or after the Distribution Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to the Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by the Executive for the calendar year for which the distribution is being made as a result of his beneficial interest in the Retirement Trust.
For this purpose, the term "Assumed Taxes" shall mean the Federal, State and local income taxes that would be payable by the Executive for the year in question, assuming that the amount taxable would be subject to the highest Federal and applicable State and local income taxes.

                   (v) The obligations of the Company pursuant to this Section 5(g) shall survive any termination of this Agreement or the Executive's employment as aforesaid.

          (h)     Certain Additional Payments by the Company.

                   (i)   Anything   in   this    Agreement   to   the   contrary
notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including without limitation any additional payments required under this Section 5(h)) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to
(i) pay federal income taxes at the at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local.

                   (ii) Subject to the  provisions  of  paragraph  (iii) of this
Section 5(h) all determinations required to be made under this Section 5(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(h), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(h) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                   (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                   (A) give the Company any information reasonably requested by the Company relating to such claim,

                   (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                   (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                   (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(h)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                   (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(h)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 5(h)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    If to the Company, to it at:

                                    BE Aerospace, Inc.
                                    1400 Corporate Center Way
                                    Wellington, FL  33414
                                    Attention:  President

                                    with a copy to:

                                    BE Aerospace, Inc.
                                    1400 Corporate Center Way
                                    Wellington, FL  33414
                                    Attention:  General Counsel

                                    If to the Executive, to him at:

                                    2126 Henley Place
                                    Wellington, FL  33414


8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

9.        Miscellaneous.

                  (a) Enforceability. The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

                  (b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. Executive may not assign or delegate Executive's duties under this Agreement without the Company's prior written approval.


                  IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

                                  EXECUTIVE


                                  ____________________________________
                                  Thomas P. McCaffrey


                                  BE AEROSPACE, INC.


                                  ____________________________________
                                  Robert J. Khoury
                                  President and Chief Executive Officer